Kimberly-Clark's Fourth Quarter 2003 Sales Rose Nearly 11 Percent to
         $3.7 Billion; Diluted EPS Were 91 Cents vs. 72 Cents in 2002; Company Announces Planned Dividend Increase of Nearly 18 Percent and Confirms 2004 Sales and EPS Targets

         DALLAS, January 26, 2004--Kimberly-Clark Corporation (NYSE: KMB) today reported sales in the fourth quarter of 2003 were $3.7 billion, an increase of nearly 11 percent over the prior year. Diluted net income of 91 cents per share for the quarter climbed 26 percent compared with 72 cents per share in 2002.
              Compared with earnings before unusual items of 76 cents per share in 2002, fourth quarter earnings per share rose almost
         20 percent. Last year's unusual items are described in more detail below.
              The company also announced plans to increase its dividend in 2004 by 17.6 percent. This will bring the quarterly dividend to 40 cents per share, up from 34 cents per share in 2003. The announcement follows a preliminary review with the company's board of directors, with the first quarter 2004 dividend declaration scheduled for next month's meeting.
              Sales growth in the fourth quarter of 2003 benefited from higher sales volumes and favorable currency exchange rates, each contributing more than 5 percent. Sales volumes rose in all three of the company's global businesses, driven by the strength of its brand franchises and product innovation. The consolidation of Klabin Kimberly S.A., the company's former equity affiliate in Brazil, and the acquisition of Klucze, Poland's leading consumer tissue business, also helped boost sales volumes. Net selling prices were even with the prior year on continued high levels of competitive promotional spending.

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

              The company's bottom-line results for the quarter also reflect pretax cost savings of over $50 million that more than offset higher noncash pension expense of about $35 million. Increased investments in marketing and research spending and, as previously disclosed, a lower effective tax rate were also key factors.
              Thomas J. Falk, chairman and chief executive officer of Kimberly-Clark, said, "I am encouraged by our progress in 2003 in the face of continued intense competitive activity. Our focus on innovations like Pull-Ups training pants with Easy Open Sides, Poise pantiliners and ultrathin pads, new Viva towels in Australia and new and improved surgical products in Health Care contributed to sequential improvement in our top line in each quarter of the year. We also delivered sequential bottom-line improvement in all four quarters with the help of pretax cost savings of $190 million in 2003, near the high end of our targeted range. As a result, we have good sales and earnings momentum entering 2004.
              "Moreover, cash provided by operations and free cash flow hit record highs for the second consecutive year. Our strong cash flow enables us to fund growth initiatives, provide a healthy dividend increase and continue repurchasing K-C stock."
         Unusual items
              There were no unusual items in the fourth quarter of 2003.
         Last year's fourth quarter results included pretax charges of approximately $32 million, or about 4 cents per share, primarily related to the settlement of securities and shareholder derivative litigation involving Safeskin Corporation that predated the company's February 2000 acquisition of Safeskin.
              Kimberly-Clark management believes that, because of the nature of these unusual items, investors' understanding of the company's performance is enhanced by disclosing earnings per share before unusual items as a reasonable basis for comparison of the company's ongoing results of operations. The attached Earnings Summary schedule provides a reconciliation of earnings per share

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
         before unusual items to diluted net income per share determined in accordance with generally accepted accounting principles.
         Review of fourth quarter sales
              Sales grew versus the prior year in each of the company's business segments - Consumer Tissue, Personal Care and Business-to-Business - and in all four major regions of the world - North America, Europe, Latin America and Asia. The aforementioned Klabin Kimberly and Klucze transactions, which took place in August 2003 and February 2003, respectively, added approximately 2 percent to sales in the quarter.
              Sales of consumer tissue products were up nearly 15 percent, driven by solid volume growth of almost 9 percent and currency effects, primarily in Europe and Australia, of 6 percent. Net selling prices declined less than 1 percent from the fourth quarter of 2002, as response to competitive promotional activity in North America and Europe offset list price increases in Europe and Latin America.
              In North America, sales volumes of consumer tissue products rose 5 percent while net pricing was lower by almost 2 percent. Sales volumes of Viva and Scott towels increased at a double-digit rate and Scott bathroom tissue continued to post good gains. Shipments of Kleenex facial tissue also improved as a result of the severe cold and flu season.
              In Europe, consumer tissue sales climbed 25 percent primarily as a result of improvement in currency exchange rates for the euro and the British pound. Excluding the Klucze acquisition, sales volumes grew nearly 5 percent due primarily to strong sales of Andrex bathroom tissue. Net selling prices were down 1 percent despite list price increases that averaged 10 percent. Consumer tissue sales in Latin America increased about 50 percent primarily as a result of the consolidation of Klabin Kimberly, Brazil's leading tissue manufacturer. And in Asia, consumer tissue sales were up more than 13 percent mainly because of currency benefits in Australia.

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

              Sales of personal care products were up more than 9 percent in the fourth quarter. Currency-related gains accounted for about two-thirds of the improvement while sales volumes and net selling prices were both approximately 2 percent higher.
              In North America, Personal Care sales volumes increased approximately 4 percent versus the prior year, driven by record fourth quarter shipments of improved Pull-Ups training pants with Easy Open Sides, GoodNites youth pants and Depend and Poise incontinence care products. New Huggies Convertibles diaper-pants contributed to an overall volume gain for Huggies diapers of nearly 3 percent. Although competitive pricing and promotional activity remained intense in the quarter, net selling prices of personal care products in North America rose about 2 percent. The improvement was due to a high level of incremental promotional spending in the year-ago quarter associated with diaper and training pant package count changes at that time.
              Personal Care sales in Europe rose approximately 7 percent in the quarter. Currency effects boosted sales more than 11 percent, while lower sales of diaper products led to a 5 percent decline in sales volumes overall. In Asia, personal care sales rose 20 percent in the fourth quarter, highlighted by favorable currency effects in Australia and widespread volume growth throughout the region. Finally, in Latin America, personal care sales were up about 3 percent. Currency benefits and higher prices, primarily in Brazil, were partially offset by reduced sales volumes elsewhere.
              Sales of business-to-business products increased about 7
         percent in the quarter, driven by volume growth of approximately 3 percent and currency benefits of more than 4 percent. Worldwide sales of K-C Professional (KCP) products grew 9 percent, with a 3 percent increase in North America and double digit increases in other regions of the world. Overall, net pricing was down less than 2 percent for KCP, including a decline of less than 1 percent in North America. Sales of the company's global Health Care business rose more than 2 percent in the fourth quarter. Sales volumes advanced 5 percent, with continued strong growth outside

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

         North America, and currency contributed another 2 percent. However, those gains were mostly offset by competitive price reductions.
         Other fourth quarter operating results
              Operating profit in the fourth quarter of 2003 was $622.2 million, more than 17 percent greater than the prior year, and up almost 11 percent compared with operating profit before unusual items of $561.5 million in 2002. The benefits from volume growth, changes in foreign exchange rates and cost savings more than offset the combined impact of higher pension expense, a rise in fiber and energy costs of about $20 million and increased spending on strategic marketing and research as well as general expenses.
              Other income and expense in the fourth quarter was a net expense of $34.4 million in 2003 and $44.5 million in 2002. Nearly $20 million of the total in 2003 was for charges to write-off an investment in a restoration project and to recognize the cost of exiting a nonstrategic facility outside North America. The restoration project had been a part of the company's activities in the U.S. affordable and historic renovation real estate markets, which generate tax benefits. In the fourth quarter of 2002, the cost of the Safeskin settlement and foreign currency transaction losses comprised the majority of the net expense.
              As previously disclosed, in October 2003, the company acquired a 49.5 percent ownership interest in a synthetic fuel partnership. As a result of this transaction, the company incurred $105.5 million in nonoperating expenses in the fourth quarter of 2003 related to its share in the partnership. Related federal income tax benefits of $131.3 million in the quarter more than offset the expenses, resulting in a net benefit of $25.8 million, equivalent to 5 cents per share. The company expects this transaction to result in similar expenses and tax benefits, for a net benefit of $20 to $25 million annually from 2004 through 2007. In those years, however, the benefit is expected to be partially offset by the expiration of other tax savings initiatives.

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

              Kimberly-Clark's share of net income of equity companies in the fourth quarter decreased to $28.8 million in 2003 from $31.3 million in 2002 primarily due to lower net income at Kimberly-Clark de Mexico, S.A. de C.V. (KCM). Currency effects as a result of changes in the value of the Mexican peso accounted for more than the entire decline. In the fourth quarter, KCM's sales volumes rose 8 percent, driven by continued double-digit gains in its consumer businesses.
              Cash provided by operations in the fourth quarter of 2003 was about $620 million, up nearly 13 percent from 2002, bringing the full year to a record $2.6 billion, approximately 9 percent greater than the prior year. Based on continued strong cash flow, the company decided to accelerate $50 million, or half, of its planned 2004 U.S. defined benefit pension contribution into the fourth quarter of 2003. The company also stepped up its share repurchases in the fourth quarter, buying back 3.4 million shares of common stock at a cost of $190 million, up from approximately $113 million in each of the first three quarters of the year.
         Full year results
              For the full year of 2003, sales of $14.3 billion were up nearly 6 percent from $13.6 billion in the prior year. Excluding currency effects, sales were up about 2 percent. Operating profit declined 2 percent to $2,412.4 million in 2003 versus $2,463.8 million in 2002. Diluted earnings per share for the year were $3.33 versus $3.22 in 2002, an increase of more than 3 percent. Diluted earnings before unusual items of $3.38 per share in 2003 were about 1 percent greater than last year's $3.36 per share.
              In 2003, the company repurchased 10.4 million shares of its common stock at a cost of about $529 million. Capital spending for the year totaled $878 million, in line with the company's earlier forecasts to spend $900 million or less. At December 31, 2003, total debt and preferred securities was $4.2 billion, compared with $4.5 billion at the end of 2002.

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

         2004 Outlook
              Commenting on the outlook, Mr. Falk said, "Our top priority for 2004 is to deliver top- and bottom-line growth in line with the Global Business Plan objectives we set last July. Those targets are 3 to 5 percent sales growth and mid to high single-digit earnings per share growth. We also intend to deliver the benefits from our new capital allocation process - namely, reducing capital spending and working capital - to help drive improved returns on invested capital
         (ROIC).
              "We have strong plans in place to achieve these objectives. On the top line, growth will come primarily from higher sales volumes. We will continue to focus on brand-led innovation, aggressively pursue our 'Grow' business opportunities and continue to drive volume increases through strategic customer relationships. Meanwhile, our plans factor in continued stiff competition.
              "Improving sales will fuel earnings growth as will our continued emphasis on sustainable cost reduction. Achieving our cost savings target in 2003 gives us confidence that we can continue to reduce costs on an ongoing basis. Accordingly, we are setting another aggressive target for 2004 - to reduce costs by approximately $150 million. As was the case last year, the savings will come from multi-pronged efforts across all our businesses. These cost savings should more than offset inflationary cost increases in fiber, energy and health care in 2004 along with a modest increase in pension expense. As a result, we expect operating profit margin to improve 30 to 50 basis points this year compared with operating profit margin before unusual items in 2003. We also foresee improved results at K-C de Mexico in 2004, building on strong momentum in its consumer businesses in the second half of last year.
              "All-in-all, we anticipate that our bottom-line results in 2004 will be in a range of $3.55 to $3.65 per share, which is in line with external expectations. As for the first quarter, we expect earnings in a range of 85 to 87 cents per share,

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
         representing growth of 6 to 9 percent compared with earnings before unusual items in the first quarter of 2003.
              "With regard to capital allocation, I am pleased that the plan we put in place last July is driving increased financial discipline and continued strong cash flow. This year, we expect capital spending of approximately $750 million, toward the low end of our long-term objective of 5 to 6 percent of sales and similar to depreciation expense. We also expect to reduce our investment in primary working capital as a percent of sales by 40 to 50 basis points in 2004, continuing the good progress we made in the second half of 2003. Finally, we anticipate spending $500 million or more, depending on market conditions, to buy back approximately 2 percent of our outstanding common stock this year.
              "In 2004, we are also taking steps to further align our incentive compensation system with our plan objectives by increasing the ROIC component of our annual bonus. Moreover, as you will see in our proxy statement, we are planning to reduce the number of stock options awarded to key executives and to increase restricted share grants, with a significant portion of the restricted shares being performance-based."
         Conference call
              A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m.
         (CST) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
         About Kimberly-Clark
              Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries. Every day, one in four people around the world trust K-C's brands to enhance their health, hygiene and well being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds the No. 1 or No. 2 brand position in more than 80

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
         countries. To keep up with the latest K-C news and to learn more about the company's 132-year history of innovation, visit www.kimberly-clark.com.
              Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
              Certain matters contained in this news release concerning the business outlook, including new product introductions, cost savings and acquisitions, anticipated financial and operating results, strategies, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. For a description of certain factors that could cause the company's future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I, Item 1 of the company's Annual Report on Form 10-K for the year ended December 31, 2002 entitled "Factors That May Affect Future Results."












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                                     - 10 -

                           KIMBERLY-CLARK CORPORATION
                            PERIODS ENDED DECEMBER 31
                      (Millions, except per share amounts)



EARNINGS SUMMARY:

There were no unusual items in the fourth quarter of 2003.

The following tables present the reconciliation of earnings before unusual items to GAAP net income.


                                                                          Three Months Ended
                                                                             December 31
                                                                  --------------------------------
                                                                                2002
                                                                  --------------------------------

                                                                                          Diluted
                                                                     Income              Earnings
                                                                   (Expense)             Per Share
                                                                  ------------           ---------

Earnings Before Unusual
  Items..........................................                    $391.4               $  .76

Charges for Unusual Items:

  Safeskin Litigation
    Settlement...................................                     (15.0)                (.03)

  Business Improvement
    Programs.....................................                      (6.8)                (.01)
                                                                     ------               ------

Net Income.......................................                    $369.6               $  .72
                                                                     ======               ======

Average Diluted Common
  Shares Outstanding.............................                                          515.0




                                                                        Three Months Ended
                                                                            December 31
                                                                     ----------------------
                                                                      2003            2002           Change

                                                                     -----            ----           ------

Operating Profit
  Before Unusual Items...........................                    $622.2          $561.5          +10.8%

  Safeskin Litigation
    Settlement...................................                         -           (21.0)           N.M.

  Business Improvement
    Programs.....................................                         -           (10.7)           N.M.
                                                                     ------          ------

Operating Profit
  As Reported....................................                    $622.2          $529.8
                                                                     ======          ======          +17.4%



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


                                     - 11 -


                                               KIMBERLY-CLARK CORPORATION
                                                PERIODS ENDED DECEMBER 31
                                          (Millions, except per share amounts)

                                                                         Twelve Months Ended December 31
                                                      ------------------------------------------------------------------
                                                                2003                                    2002
                                                      ------------------------------    --------------------------------
                                                                          Diluted                               Diluted
                                                         Income           Earnings              Income          Earnings
                                                       (Expense)         Per Share            (Expense)        Per Share
                                                      -----------        ---------           -----------       ---------

Earnings Before Unusual
  Items..........................................       $1,716.7          $  3.38              $1,744.9          $  3.36

Charges for Unusual Items:

  European Legal
    Judgment.....................................          (11.1)            (.02)                    -               -

  Callable Bonds.................................          (11.4)            (.02)                    -               -

  Brazil Tax Credits.............................              -                -                 (13.5)           (.03)

  Change in Accounting
    Principle....................................              -                -                 (11.4)           (.02)

  Safeskin Litigation
    Settlement...................................              -                -                 (15.0)           (.03)

  Business Improvement
    Programs.....................................              -                -                 (30.4)           (.06)

Rounding.........................................              -             (.01)                    -               -
                                                        --------          -------              --------          ------

Net Income.......................................       $1,694.2          $  3.33              $1,674.6          $ 3.22
                                                        ========          =======              ========          ======

Average Diluted Common
  Shares Outstanding.............................                           508.6                                 520.0


OTHER INFORMATION:
                                                                                                      Twelve Months
                                                                                                    Ended December 31
                                                                                                --------------------------
                                                                                                  2003              2002
                                                                                                --------          --------

Cash Dividends Declared
  Per Share......................................                                                 $1.36             $1.20

                                                                                                    As Of December 31
                                                                                                --------------------------
                                                                                                  2003              2002
                                                                                                --------          --------

Number of Common Shares
  Outstanding....................................                                                 501.6             510.8



N.M.-Not meaningful
Unaudited

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


                                                                         - 12 -

                                                             KIMBERLY-CLARK CORPORATION
                                                              PERIODS ENDED DECEMBER 31
                                                        (Millions, except per share amounts)

                                                                           Three Months
                                                                         Ended December 31
                                                                      -----------------------
                                                                         2003          2002            Change
                                                                      ---------      --------          ------

Net Sales......................................................       $3,702.1       $3,339.8          +10.8%
  Cost of products sold........................................        2,427.9        2,219.6          + 9.4%
                                                                      --------       --------

Gross Profit...................................................        1,274.2        1,120.2          +13.7%
  Marketing, research and general
    expenses...................................................          617.6          545.9          +13.1%
  Other (income) expense, net..................................           34.4           44.5            N.M.
                                                                      --------       --------

Operating Profit...............................................          622.2          529.8          +17.4%
  Nonoperating expense.........................................         (105.5)             -            N.M.
  Interest income..............................................            4.1            4.9          -16.3%
  Interest expense.............................................          (39.7)         (45.2)         -12.2%
                                                                      ---------      --------

Income Before Income Taxes.....................................          481.1          489.5          - 1.7%
  Provision for income taxes...................................           34.0          141.9          -76.0%
                                                                      --------       --------

Income Before Equity Interests.................................          447.1          347.6          +28.6%
  Share of net income of equity
    companies..................................................           28.8           31.3          - 8.0%
  Minority owners' share of
    subsidiaries' net income...................................          (16.4)          (9.3)         +76.3%
                                                                      ---------      --------


Net Income ....................................................       $  459.5       $  369.6          +24.3%
                                                                      ========       ========


Net Income Per Share - Diluted.................................       $    .91       $    .72          +26.4%
                                                                      ========       ========



















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                                     - 13 -

                           KIMBERLY-CLARK CORPORATION
                            PERIODS ENDED DECEMBER 31
                      (Millions, except per share amounts)


Notes (Three Months):

1. In 2002, charges (credits) for unusual items are included as follows: cost of products sold - $3.3 million; marketing, research and general expenses - $5.3 million; other (income) expense, net - $23.1 million; (income tax effect of these items is $9.7 million); and minority owners' share of subsidiaries' net income - $(0.2) million.

2. The Corporation accounts for stock-based compensation using the intrinsic-value method. The following presents pro forma information about net income and earnings per share as if the Corporation had applied fair value expense recognition to all employee stock options granted.

        (Millions of dollars, except per share amounts)                                2003            2002
        --------------------------------------------------------------------------------------------------------

        Pro forma net income..................................................        $446.4          $351.9

        Pro forma earnings per share - diluted................................        $  .88          $  .69





N.M.-Not meaningful
Unaudited





















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



                                                               - 14 -

                                                   KIMBERLY-CLARK CORPORATION
                                                   PERIODS ENDED DECEMBER 31
                                              (Millions, except per share amounts)


                                                                          Twelve Months
                                                                        Ended December 31
                                                                   ---------------------------
                                                                      2003              2002          Change
                                                                   ---------         ---------        ------

Net Sales......................................................    $14,348.0         $13,566.3        + 5.8%
  Cost of products sold........................................      9,448.1           8,750.7        + 8.0%
                                                                   ---------         ---------

Gross Profit...................................................      4,899.9           4,815.6        + 1.8%
  Marketing, research and general
    expenses...................................................      2,375.6           2,278.5        + 4.3%
  Other (income) expense, net..................................        111.9              73.3          N.M.
                                                                   ---------         ---------

Operating Profit...............................................      2,412.4           2,463.8        - 2.1%
  Nonoperating expense.........................................       (105.5)                -          N.M.
  Interest income..............................................         18.0              15.7        +14.6%
  Interest expense.............................................       (167.9)           (182.1)       - 7.8%
                                                                   ---------         ---------

Income Before Income Taxes.....................................      2,157.0           2,297.4        - 6.1%
  Provision for income taxes...................................        514.2             666.6        -22.9%
                                                                   ---------         ---------

Income Before Equity Interests.................................      1,642.8           1,630.8        + 0.7%
  Share of net income of equity
    companies..................................................        107.0             113.3        - 5.6%
  Minority owners' share of
    subsidiaries' net income...................................        (55.6)            (58.1)       - 4.3%
                                                                   ---------         ---------

Income Before Cumulative Effect
  of Accounting Change.........................................      1,694.2           1,686.0        + 0.5%

Cumulative effect of accounting
  change, net of income taxes..................................            -             (11.4)         N.M.
                                                                   ---------         ---------

Net Income ....................................................    $ 1,694.2         $ 1,674.6        + 1.2%
                                                                   =========         =========


Per Share Basis - Diluted:

  Income Before Cumulative Effect
    of Accounting Change.......................................    $    3.33         $    3.24        + 2.8%

  Cumulative effect of accounting
    change, net of income taxes................................            -              (0.2)         N.M.
                                                                   ---------         ---------

  Net Income...................................................    $    3.33         $    3.22        + 3.4%
                                                                   =========         =========





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


                                      - 15 -

                           KIMBERLY-CLARK CORPORATION
                            PERIODS ENDED DECEMBER 31
                      (Millions, except per share amounts)


Notes (Twelve Months):

1. In 2003, charges of $34.0 million for unusual items are included in other (income) expense, net. The income tax effect is $11.5 million.

2. In 2002, charges (credits) for unusual items are included as follows: cost of products sold - $19.9 million; marketing, research and general expenses - $24.3 million; other (income) expense, net - $49.6 million; (income tax effect of these items is $27.4 million); share of net income of equity companies - $1.7 million; minority owners' share of subsidiaries' net income - $(9.2) million; and cumulative effect of accounting change, net of income taxes - $11.4 million.

3. The Corporation accounts for stock-based compensation using the intrinsic-value method. The following presents pro forma information about net income and earnings per share as if the Corporation had applied fair value expense recognition to all employee stock options granted.



        (Millions of dollars, except per share amounts)                                 2003        2002
        --------------------------------------------------------------------------------------------------

        Pro forma net income..................................................        $1,638.6    $1,604.4

        Pro forma earnings per share - diluted................................        $   3.22    $   3.09







N.M.-Not meaningful
Unaudited



















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                                      - 16 -


                           KIMBERLY-CLARK CORPORATION
                            PERIODS ENDED DECEMBER 31
                                   (Millions)

Supplemental Financial Information:

                                                                               December 31               December 31
                                                                                   2003                      2002
                                                                               -----------               -----------

Preliminary Balance Sheet Data:

Cash and cash equivalents......................................                 $   290.6                 $   494.5

Accounts receivable............................................                   1,905.5                   1,952.1

Inventories....................................................                   1,563.4                   1,430.1

Total assets...................................................                  16,758.0                  15,585.8

Accounts payable...............................................                   1,169.5                   1,122.0

Debt payable within one year...................................                     861.2                   1,086.6

Long-term debt.................................................                   2,736.9                   2,844.0

Preferred securities of subsidiary.............................                     567.9                     553.5

Stockholders' equity...........................................                   6,766.3                   5,650.3



                                                                                           Twelve Months
                                                                                         Ended December 31
                                                                               -------------------------------------
                                                                                   2003                      2002
                                                                               -----------               -----------

Preliminary Cash Flow Data:
  "Free Cash Flow" Reconciled to
   Cash Provided by Operations:

     Free cash flow............................................                 $ 1,090.0                 $   940.8

     Capital spending..........................................                     877.6                     870.7

     Cash dividends paid.......................................                     671.9                     612.7
                                                                                ---------                 ---------

Cash provided by operations....................................                 $ 2,639.5                 $ 2,424.2
                                                                                =========                 =========

Cash used for investing........................................                 $(1,264.5)                $(1,294.1)
                                                                                =========                 =========

Cash used for financing........................................                 $(1,597.5)                $(1,014.8)
                                                                                =========                ==========

   Depreciation................................................                 $   745.8                 $   706.6




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                                                         - more -

                                                         - 17 -

                                                KIMBERLY-CLARK CORPORATION
                                              SELECTED BUSINESS SEGMENT DATA
                                                PERIODS ENDED DECEMBER 31

                                                  Three Months                             Twelve Months
                                                Ended December 31                        Ended December 31
                                        ---------------------------------       -----------------------------------
                                          2003         2002        Change          2003          2002        Change
                                        --------     --------      ------       ---------     ---------      ------

NET SALES:

Personal Care...................        $1,315.2     $1,201.3      + 9.5%       $ 5,257.5     $ 5,101.7      +3.1%
Consumer Tissue.................         1,450.3      1,263.4      +14.8%         5,441.9       5,018.6      +8.4%
Business-to-
   Business.....................           974.7        913.3      + 6.7%         3,800.8       3,593.0      +5.8%

Intersegment
   Sales........................           (38.1)       (38.2)       N.M.          (152.2)       (147.0)      N.M.
                                        --------     ---------                  ---------     ---------

Consolidated....................        $3,702.1     $3,339.8      +10.8%       $14,348.0     $13,566.3      +5.8%
                                        ========     ========                   =========     =========


OPERATING PROFIT: (a)

Personal Care...................        $  289.1     $  211.8      +36.5%       $ 1,104.9     $ 1,042.7      +6.0%
Consumer Tissue.................           224.3        223.3      + 0.4%           844.3         921.7      -8.4%
Business-to-
   Business.....................           177.8        159.7      +11.3%           683.0         670.0      +1.9%

Other income (expense),
   net..........................           (34.4)       (44.5)       N.M.          (111.9)        (73.3)      N.M.

Unallocated items -
   net..........................           (34.6)       (20.5)       N.M.          (107.9)        (97.3)      N.M.
                                        --------     ---------                  ---------     ---------

Consolidated....................        $  622.2     $  529.8      +17.4%       $ 2,412.4    $  2,463.8      -2.1%
                                        ========     ========                   =========    ==========

Notes:

(a) Operating profit includes charges for unusual items as follows:


                                                                      Three Months                     Twelve Months
                                                                    Ended December 31                Ended December 31
                                                               -------------------------           ------------------------
                                                                  2003            2002                2003           2002
                                                               ----------       --------           ----------      --------

      Personal Care....................................        $        -       $    2.6           $        -      $   14.8
      Consumer Tissue..................................                 -            4.8                    -          21.8
      Business-to-Business.............................                 -            1.2                    -           7.6
      Other (income) expense,
         net...........................................                 -           23.1                 34.0          49.6
                                                               ----------       --------           ----------      --------

      Consolidated.....................................        $        -       $   31.7           $     34.0      $   93.8
                                                               ==========       ========           ==========      ========






                                                         - more -

Description of Business Segments

The Corporation is organized into operating segments based on product groupings. These operating segments have been aggregated into three reportable global business segments: Personal Care; Consumer Tissue; and Business-to-Business. Each reportable segment is headed by an executive officer who reports to the Corporation's Chief Executive Officer and is responsible for the development and execution of global strategies to drive growth and profitability of the Corporation's worldwide Personal Care, Consumer Tissue and Business-to-Business operations. These strategies include global plans for branding and product positioning, technology and research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants; feminine and incontinence care products; and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels and napkins for household use; wet wipes; and related products. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Page, Huggies and other brand names.

The Business-to-Business segment manufactures and markets facial and bathroom tissue, paper towels, wipers and napkins for away-from-home use; health care products such as surgical gowns, drapes, infection control products, sterilization wraps, disposable face masks and exam gloves, respiratory products, and other disposable medical products; printing, premium business and correspondence papers; specialty and technical papers; and other products. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, Kimwipes, WypAll, Surpass, Safeskin, Tecnol, Ballard and other brand names.




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


                                                         - 19 -

                                               KIMBERLY-CLARK CORPORATION
                     Supplemental Consolidated Information Reconciling Non-GAAP Financial Measures
                            To Reported (GAAP) Financial Measures in Earnings Press Release
                                                  of January 26, 2004




OUTLOOK FOR 2004

Reconciliation of 2003 Operating Profit Margin

                                                                              Twelve Months Ended
                                                                               December 31, 2003
                                                                       --------------------------------


                                                                                             Percent of
                                                                       Amounts                Net Sales
                                                                      --------              ------------
Operating Profit
  Before Unusual Items...............................                 $2,446.4                 +17.1%

Charges for Unusual Items:
  European Legal Judgment............................                    (15.6)                  N.M.
  Callable Bonds.....................................                    (18.4)                  N.M.
                                                                      --------

Operating Profit
  As Reported........................................                 $2,412.4                 +16.8%
                                                                      ========



Estimated First Quarter 2004 Diluted Earnings Per Share

                                                                                 Three Months Ended
                                                                                      March 31
                                                                      ---------------------------------
                                                                         2004                   2003           Change
                                                                      ----------            -----------        ------


Earnings Per Share - Diluted
  Before Unusual Items...............................                 $.85 - .87             $  .80            +6%-9%


European Legal Judgement.............................                      -                    (.02)              N.M.
                                                                      ----------              ------


Earnings Per Share - Diluted
  As Reported........................................                 $.85 - .87             $   .78           +9%-12%
                                                                      ==========             =======



DEFINITIONS

Primary Working Capital

Primary working capital is accounts receivable and inventories less accounts payable.




















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                                                        ###